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                                  EXHIBIT 23.1


                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors and Shareholders
Custom Chrome, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Custom Chrome, Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of Custom Chrome, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1997, and the related financial statement schedule, which report appears in the January 31, 1997, annual report on Form 10-K Custom Chrome, Inc.



                                                           KPMG Peat Marwick LLP



San Jose, California
April 25, 1997